Consent of Ernst & Young LLP, INDEPENDENT AUDITORS


We consent to the references to our firm under the captions "Financial Highlights" for High Yield Tax-Free Fund and Tax-Free Bond Fund in the Tax-Free Income Funds' Prospectus and "Independent Auditors " in the John Hancock High Yield Tax-Free Fund Statement of Additional Information and John Hancock Tax-Free Bond Fund Class A and Class B Shares Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment No. 12 to Registration Statement (Form N-1A No. 33-32246) of our reports dated October 9, 1996 on the financial statements and financial highlights of John Hancock High Yield Tax-Free Fund and John Hancock Tax-Free Bond Fund.


                                                       /s/ERNST & YOUNG LLP
                                                          ERNST & YOUNG LLP
Boston, Massachusetts
December 20, 1996